Exhibit 21

List of Subsidiaries

STATE OR OTHER
JURISDICTION OF
NAME	INCORPORATION

Printronix Nederland B.V.	The Nederlands
Printronix Latinoamericana, S.A. de C.V.	Mexico
Printronix Deutschland GmbH	Germany
Printronix Schweiz GmbH	Switzerland
Printronix Luxembourg S.a.r.l.	Luxembourg
Printronix France S.a.r.l.	France
Printronix Singapore Pte. Ltd.	Singapore
Printronix Asia Pte. Ltd.	Singapore
Printronix Printer (Shenzhen) Co., Ltd.	China
Printronix U.K. Ltd.	United Kingdom
RJS Systems International	California
Printronix Australia Pty. Ltd.	Australia
Printronix Osterreich GmbH	Austria
Printronix Iberica, S.L.	Spain